UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 7, 2006
(Date of earliest event reported)

Hometown Auto Retailers, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-24669	06-1501703
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1309 South Main Street, Waterbury, CT		06706
(Address of principal executive offices)		(Zip Code)

(203) 756-1300
(Registrant's telephone number, including area code)

______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement.

As described in Section 8 of this Form 8-K, on June 7, 2006 the Registrant through its counsel entered into and filed with the Court of Chancery of the State of Delaware a Stipulation and Agreement of Compromise, Settlement and Release (the “Settlement Agreement”) providing for the settlement of the complaint filed on June 30, 2005 in the Court of Chancery of the State of Delaware by Steven N. Bronson, Louis J. Mead and Leonard Hagan against Hometown Auto Retailers, Inc. and its directors, Corey E. Shaker, William C. Muller, Jr., Joseph Shaker, Bernard J. Dzinski, Jr., Steven A. Fournier, H. Dennis Lauzon and Timothy C. Moynahan. Pursuant to the terms of the Settlement Agreement, the holders of 2,740,727 shares of Class A Common Stock and of options to acquire up to 242,500 shares of Class A Common Stock (which are currently outstanding and not held by members of the Shaker family or the Muller family) will receive either $2.40 in cash or the excess, if any, of $2.40 per share over the exercise price per share of the options, reduced, however, by whatever fees and expenses are awarded to plaintiffs’ counsel by the Court. Plaintiffs’ counsel intend to apply for an allowance of fees and expenses in the amount of $300,000 and defendants have agreed not to oppose such application. Any attorneys’ fees and expenses awarded by the Court shall be deducted from the $2.40 per share price and assuming that there are no changes in the outstanding options and assuming the full amount of fees and expenses is awarded, the per share price to be used to determine the amount to be paid to the holders of the shares and options shall be $2.29944.

One of the conditions of the settlement is that the Registrant must obtain sufficient funding to be able to make the foregoing cash payments. In order to obtain the required funding, the Registrant intends to borrow $9,500,000 from a financial institution.

Pursuant to the terms of the proposed settlement agreement, a newly-formed corporation will be merged with and into the Registrant. Following the merger, each share of Class A common stock that is held by a shareholder of the Registrant who is not a member of the Shaker family or the Muller family will be cancelled in exchange for a cash payment equal to $2.40 (reduced by a pro rata portion of any attorneys fees and expenses awarded by the Court of Chancery in connection with the litigation). In addition, each option to acquire a share of Class A common stock that is held by a shareholder of the Registrant who is not a member of the Shaker family or the Muller family will be cancelled in exchange for a cash payment equal to the excess of $2.40 (reduced by a pro rata portion of any attorneys fees and expenses awarded by the Court of Chancery in connection with the litigation) over the exercise price of the option. It is then anticipated that the Exchange Agreement as originally announced in the Registrant’s Form 8-K filed on June 2, 2005 will be completed simultaneously with the merger. The Settlement Agreement is subject to a number of conditions, including (i) the ability of the Registrant to obtain sufficient financing to consummate the Merger, (ii) receipt of a tax-free exchange opinion with respect to the Exchange Agreement, (iii) satisfaction or waiver of the conditions in the Exchange Agreement, (iv) satisfaction or waiver of the conditions in the Merger Agreement, (v) approval and consummation of the merger, (vi) the ability of the Registrant to obtain Final Court Approval as defined in the Settlement Agreement, and (vii) exercise of appraisal rights in the merger by the holders of less than 7% of the shares of Class A common stock.

Section 8 - Other Events

Item 8.01 - Other Events.

On June 7, 2006 the Registrant through its counsel entered into and filed with the Court of Chancery of the State of Delaware a Stipulation and Agreement of Compromise, Settlement and Release providing for the settlement of the complaint filed on June 30, 2005 in the Court of Chancery of the State of Delaware by Steven N. Bronson, Louis J. Mead and Leonard Hagan against Hometown Auto Retailers, Inc. and its directors, Corey E. Shaker, William C. Muller, Jr., Joseph Shaker, Bernard J. Dzinski, Jr., Steven A. Fournier, H. Dennis Lauzon and Timothy C. Moynahan. Pursuant to the terms of the settlement, the holders of 2,740,727 shares of Class A Common Stock and of options to acquire up to 242,500 shares of Class A Common Stock (which are currently outstanding and not held by members of the Shaker family or the Muller family) will receive either $2.40 in cash or the excess, if any, of $2.40 per share over the exercise price per share of the options, reduced, however, by whatever fees and expenses are awarded to plaintiffs’ counsel by the Court. Plaintiffs’ counsel intend to apply for an allowance of fees and expenses in the amount of $300,000 and defendants have agreed not to oppose such application. Any attorneys’ fees and expenses awarded by the Court shall be deducted from the $2.40 per share price and assuming that there are no changes in the outstanding options and assuming the full amount of fees and expenses is awarded, the per share price to be used to determine the amount to be paid to the holders of the shares and options shall be $2.29944.

The settlement of the litigation will include a release of claims against the defendants and a dismissal of all claims with prejudice. The proposed settlement agreement does not constitute an admission of liability or wrongdoing by any party.

The settlement is subject to various conditions, including approval by the Court of Chancery of the State of Delaware. The Court of Chancery will consider whether or not to approve the proposed settlement terms at a hearing, the date of which is still to be determined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOMETOWN AUTO RETAILERS, INC.

Date: June 7, 2006	By:	/s/ Corey Shaker
Corey Shaker, President and Chief
Executive Officer